Exhibit 11.4
AMENDED AND RESTATED SCORPIO TANKERS INC.
POLICIES AND PROCEDURES TO DETECT AND
PREVENT INSIDER TRADING
Amended and Restated: March 6, 2024

GENERAL
The Securities Exchange Act of 1934, as amended, prohibits the misuse of material, nonpublic information. In order to avoid even the appearance of impropriety, SCORPIO TANKERS INC. (the “Company”) has instituted procedures to prevent the misuse of nonpublic information.
Although “insider trading” is not defined in the securities laws, it is generally thought to be described as trading either personally, or on behalf of others, on the basis of material non-public information or communicating material non-public information to others in violation of the law.
This policy (the “Policy”) will be administered and supervised by the Company’s Chief Financial Officer and Corporate Secretary. Please pay special attention to the section “Blackout Policy and Trading Window” stated on page 6 of this Policy.
Please note that, in addition to this Policy, (i) trading when in possession of material non-public information is absolutely prohibited in all circumstances and for all people and (ii) the Company’s Code of Ethics which includes a chapter on securities trading applies to all the officers, directors and employees of the Company.

WHOM DOES THE POLICY COVER?
This Policy covers (i) all of the Company’s officers and directors (the “Insiders”), (ii) certain employees of the Company and of its affiliates if the conditions stated on page 6 of this

Policy apply (the “Restricted Employees”), and (iii) any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by Insiders or Restricted Employees. In addition, this Policy applies to transactions engaged in by corporations in which the Insider or Restricted Employee is an officer, director or 10% or greater stockholder and a partnership of which the Insider or Restricted Employee is a partner, unless the Insider or Restricted Employee has no direct or indirect control over the partnership.
The Company forbids any insider from trading, either for his or her personal account or on behalf of others, while in possession of material nonpublic information, or communicating material nonpublic information to others in violation of the law. This prohibited conduct is often referred to as “insider trading.”
This Policy extends to each Insider’s activities within and outside his/her duties at the Company. Each Insider and each Restricted Employee must read and retain this statement.
Failure to comply with this Policy may cause an Insider or a Restricted Employee to be subject to disciplinary action.
WHAT IS INSIDER TRADING?
The term “insider trading” generally is used to refer to trading while in possession of material nonpublic information (whether or not one is an “insider”) and/or to communications of material nonpublic information to others. The law in this area is generally understood to prohibit, among other things:
•trading by an insider while in possession of material nonpublic information;
•trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or the information was misappropriated;
•trading while in possession of material nonpublic information concerning a tender offer; and

•wrongfully communicating, or “tipping”, material nonpublic information to others or making any recommendations or expressing opinions on the basis of material non-public information as to trading in Company securities unless such disclosure is made in accordance with Company policies regarding the protection or authorized external disclosure of information. This prohibition applies whether or not the insider receives any benefit from the use of that information by the other person or entity.
THE INSIDER CONCEPT
As a general guide for our directors, officers and employees, components of what amounts to “insider trading” are described below:
Who is an insider?
The concept of “insider” is broad. It includes officers, directors, trustees, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s external attorneys, accountants, consultants, bank lending officers, and the employees of those organizations.
What information is material?
Trading on information that is “material” is prohibited. Information generally is considered “material” if:
•there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or
•the information is reasonably certain to have a substantial effect on the price of a company’s securities.
Information that should be considered material includes: dividend changes, earnings estimates not previously disseminated, material changes in previously-released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.
What information is non-public?
Information is nonpublic until it has been effectively communicated to the market place. For example, information found in a report filed with the U.S. Securities and Exchange Commission, or appearing in Dow Jones, Reuters, The Wall Street Journal, on Bloomberg or in other publications of general circulation ordinarily would be considered public. In addition, in certain circumstances, information disseminated to certain segments of the investment community may be deemed “public”, for example, research communicated through institutional information dissemination services such as First Call. (However, the fact that research has been disseminated through such a service does not automatically mean that it is public.) Remember, it takes time for information to become public. The amount of time since the information was first disseminated ordinarily is a factor regarding whether the information is considered “public”.
PENALTIES FOR INSIDER TRADING
Penalties for insider trading are severe both for the individuals involved as well as for their employers. A person can be subject to some or all of the penalties listed below, even if he or she does not personally benefit from the violation. Penalties may include:
•Jail sentences;
•Civil injunctions;
•Civil treble (3x) damages;
•Disgorgement of profits;
•Criminal fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•Fines for the employers or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

Clearly, it is in the Company’s and your best interests for the Company to put into place procedures to prevent improper trading by its insiders.
PROCEDURES TO PREVENT INSIDER TRADING
The following procedures have been established to aid in the prevention of insider trading. Every Insider and Restricted Employee must follow these procedures or risk sanctions, including: dismissal, substantial personal liability and criminal penalties.
Questions to Ask
Prior to trading in the Company’s shares, and if you think you may have material non-public information, ask yourself the following questions:
•Is the information material? Is this information that an investor would consider important in making an investment decision? Would you take it into account in deciding whether to buy or sell? Is this information that would affect the market price of the securities if generally disclosed?
•Is the information non-public? To whom has this information been provided? Has it been effectively communicated to the marketplace? Has enough time gone by?
Action Required
If you are at all uncertain as to whether any information you have is “inside information,” you must:
•Immediately report the matter to the Chief Financial Officer or the Corporate Secretary;
•Refrain from purchasing or selling the shares; and
•Not communicate the information inside or outside the Company.
After the Insider or Restricted Employee and the Company’s Chief Financial Officer or Corporate Secretary have reviewed the issue and consulted with outside counsel to the extent appropriate, the Insider or Restricted Employee will be instructed as to whether he/she may trade and/or communicate that information.

Blackout Policy and Trading Window
To assure compliance with the Policy and applicable securities laws, the Company requires that (a) all Insiders, (b) all Restricted Employees, i.e. employees working in the accounting, finance and legal departments of the Company and its affiliates if and when having access to the Company’s internal financial information, statements or other material non-public information regarding the Company’s performance during annual and quarterly fiscal periods, and family members of the foregoing, and (c) such other employees of the Company and its affiliates designated from time to time by the Company’s Chief Financial Officer and/or Corporate Secretary (each an “Additional Restricted Employee”) shall refrain from conducting transactions involving the purchase or sale of Company shares other than when the trading window is open, i.e. during the period commencing at the open of the New York Stock Exchange trading market on the trading day immediately following the completion of one (1) full trading session after the public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of the New York Stock Exchange (i) in respect of the fiscal quarters ending 31 March, 30 June and 30 September, on the fourteenth (14th) day after the last day of the current fiscal quarter and (ii) in respect of the fiscal quarter ending 31 December, on the twenty-first (21st) day after the last day of the fiscal quarter (the “Trading Window”). In addition, from time to time, material non-public information regarding the Company may be pending. While such information is pending, the Company may impose a special “blackout” period during which the same prohibitions and recommendations may apply to the Insiders, the Restricted Employees and the Additional Restricted Employees.

Remember: Even during the Trading Window, any person possessing material non-public information concerning the Company, should not engage in any transactions in Company shares until such information has been made public and absorbed by the market.
Trading According to a Pre-established Plan (10b5-1)
The SEC has adopted Rule 10b5-1, as amended, under which insider trading liability can be avoided if insiders follow very specific procedures. In general, such procedures involve trading according to pre-established instructions, plans or programs (a “10b5-1 Plan”) after a required “cooling off” period described below. 10b5-1 Plans must:
•Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future: For example, an Insider or a Restricted Employee can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager, 401(k) plan administrator or similar third party. This documentation must be provided to the Company’s Chief Financial Officer and Corporate Secretary;
•Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Insider or Restricted Employee can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage (of the insider’s salary, for example) each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated (i.e., to a third party broker or money manager), the specific amount, price and timing need not be provided;

•Be implemented at a time when the insider does not possess material non-public information. As a practical matter, for Insiders and Restricted Employees this means that the Insider or Restricted Employee may set up 10b5-1 Plans, or delegate trading discretion, only during an open Trading Window and outside a “blackout” period (discussed above), assuming the Insider or Restricted Employee is not in possession of material non-public information;
•Remain beyond the scope of the insider’s influence after implementation. In general, the Insider or Restricted Employee must allow the 10b5-1 Plan to be executed without changes to the accompanying instructions, and the Insider or Restricted Employee cannot later execute a hedge transaction that modifies the effect of the 10b5-1 Plan. Insiders should be aware that the termination or modification of a 10b5-1 Plan after trades have been undertaken under such plan could negate the 10b5-1 affirmative defense afforded by such program for all such prior trades. As such, termination or modification of a 10b-5 Plan should only be undertaken in consultation with your legal counsel. If the insider has delegated decision-making authority to a third party, the insider cannot subsequently influence the third party in any way and such third party must not possess material non-public information at the time of any of the trades;
•Be subject to a “cooling off” period. Rule 10b5-1 contains a “cooling-off period” for insiders that prohibit such Insiders or Restricted Employee from trading in a 10b5-1 Plan until the later of (i) ninety (90) days following the plan’s adoption or modification or (ii) two (2) business days following the Company’s disclosure

(via a report filed with the SEC) of its financial results for the fiscal quarter in which the plan was adopted or modified; and
•Contain Insider certifications. The Insiders and the Restricted Employees are required to include a certification in their 10b5-1 Plans to certify that at the time the plan is adopted or modified: (i) they are not aware of material non-public information about the Company or its securities and (ii) they are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the anti-fraud provisions of the Exchange Act.
In addition, the Insiders and the Restricted Employees are prohibited from having multiple overlapping 10b5-1 Plans or more than one plan in any given year and a modification relating to amount, price and timing of trades under a 10b5-1 Plan is deemed a plan termination and the adoption of a new 10b5-1 Plan which requires a new cooling off period.

Rule 144 Forms, etc., Pre-Clearance of Trades, and 10b5-1 Plans
All Insiders and Restricted Employees must refrain from trading in Company shares without first complying with the Company’s “pre-clearance” process. Each such person should contact the Company’s Chief Financial Officer or Corporate Secretary prior to commencing any trade. The Company’s Chief Financial Officer or Corporate Secretary will consult as necessary with senior management and/or outside counsel to the Company before clearing any proposed trade.
Each Insider is solely responsible for compliance with all applicable securities laws, rules and regulations related to any trading of Company shares by such insider, including without limitation the timely filing of any and all forms, schedules and other filings required by Rule 144 of the U.S. Securities Act of 1933, as amended, Sections 13 and 16, as applicable, of the U.S. Securities Exchange Act of 1934, as amended, and any other applicable securities laws. Each Insider, at least twenty-four (24) hours before submitting any of the above filings, must e-mail them to the Company’s Chief Financial Officer and to the Corporate Secretary, and the clearance of any proposed trade may, at the discretion of the Company, be conditioned on the Company’s reasonable satisfaction with such filings and/or other compliance requirements.
Additionally, Rule 10b5-1 Plans and any amendments thereto must be approved by the Company’s Chief Financial Officer or Corporate Secretary and meet the requirements of Rule 10b5-1 guidelines detailed in this Policy. Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan.

Coverage
This Policy applies not only to Company shares, but also any other securities issued by the Company.
QUESTIONS OR CONCERNS
Any questions or concerns regarding the Company’s Policies and Procedures to detect and prevent insider trading should be directed to the Company’s Chief Financial Officer or Corporate Secretary, or, if such questions or concerns involve such persons, to the Chief Executive Officer. The personal trading activity of each of the Chief Financial Officer and Corporate Secretary will be reviewed by the Chief Executive Officer.

Addendum A

INSIDER TRADING POLICIES AND PROCEDURES
CERTIFICATION FORM

I have recently read and reviewed SCORPIO TANKERS INC.’s Policies and Procedures to Detect and Prevent Insider Trading. I understand such policies and procedures and recognize that I am subject to them and understand the penalties for non-compliance. I certify that I am in full compliance with the Policies and Procedures to Detect and Prevent Insider Trading.
CERTIFIED BY:

NAME: ________________________	(PRINT)
SIGNATURE: ________________________
DATE: ________________________